SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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Investment Managers Series Trust
(Name of Registrant as Specified in Its Charter)

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IMPORTANT NEWS ABOUT PALMER SQUARE ABSOLUTE RETURN FUND

January __, 2012

To the Shareholders of the Palmer Square Absolute Return Fund:

The Board of Trustees of Investment Managers Series Trust appointed Coe Capital Management, LLC, Mesirow Financial Investment Management, Inc. and Fountain Capital Management, L.L.C. as new sub-advisors to the Palmer Square Absolute Return Fund, effective October 12, 2011.

The Board of Trustees also re-appointed Forum Asset Management, LLC as a sub-advisor to the Fund, to be effective upon the reorganization of the ownership interests of Forum, which is expected to be effective as of January 1, 2012.  Forum has served as sub-advisor to the Fund since the Fund’s inception on May 16, 2011.  However, under the Investment Company Act of 1940, the proposed sale of ownership interests in Forum by two of its three owners to the third owner, who will become the sole owner of Forum’s interests, will automatically terminate Forum’s current sub-advisory agreement with respect to the Fund.

Palmer Square Capital Management LLC continues to serve as investment advisor to the Fund.  Argonaut Management, L.P., Cramer Rosenthal McGlynn, LLC, Glaxis Capital Management, LLC, Madison Street Partners, LLC, Pinebank Asset Management, L.P. and SSI Investment Management, Inc. continue to serve as sub-advisors to the Fund.  There will be no increase in fees to the Fund and its shareholders as a result of the  appointment of the Fund’s new sub-advisors or the re-appointment of Forum as sub-advisor.

The next few pages of this package feature more information about the new sub-advisors and Forum.  Please take a few moments to read them.  Call us at ____________ if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in the Palmer Square Absolute Return Fund.

Sincerely,

John Zader
President

INVESTMENT MANAGERS SERIES TRUST

INFORMATION STATEMENT
TO SHAREHOLDERS OF THE
PALMER SQUARE ABSOLUTE RETURN FUND

This document is an Information Statement and is being furnished to shareholders of the Palmer Square Absolute Return Fund (the “Fund”), a series of Investment Managers Series Trust (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemption order issued by the Securities and Exchange Commission (the “SEC”).  Palmer Square Capital Management LLC (“Palmer Square”) serves as the investment advisor for the Fund.  The exemption order permits Palmer Square and the Board of Trustees of the Trust (the “Board”) to employ unaffiliated sub-advisors, terminate sub-advisors, and modify sub-advisory agreements with unaffiliated sub-advisors without prior approval of the Fund’s shareholders.

The Board reviews advisory and sub-advisory agreements annually.  In addition, under the SEC order, if Palmer Square and the Board retain a new sub-advisor, the Trust is required to provide an Information Statement to shareholders of the Fund explaining the change.

This Information Statement is being mailed on or about ________, 2012, to the shareholders of the Fund as of ________, 2011.  The Fund will pay the expenses of preparing this Information Statement.  Certain information on the share ownership of the Fund is set forth in Appendix A.

WE ARE NOT ASKING YOU FOR A PROXY.
 PLEASE DO NOT SEND US A PROXY.

Appointment of New Sub-advisors and Re-appointment of Forum Asset Management, LLC as a Sub-advisor to the Palmer Square Absolute Return Fund

On September 21-22, 2011, the Board of Trustees of Investment Managers Series Trust (the “Trust”), including the Trustees of the Trust who are not “interested persons” of the Trust (the “Independent Trustees”), as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the appointment of Coe Capital Management, LLC (“Coe”), Mesirow Financial Investment Management, Inc. (“Mesirow”) and Fountain Capital Management, L.L.C. (“Fountain,” and together with Coe and Mesirow, the “New Sub-advisors”) as new sub-advisors to the Palmer Square Absolute Return Fund series of the Trust (the “Fund”).  The Board approved the New Sub-advisors upon the recommendation of Palmer Square Capital Management LLC (“Palmer Square”), the Fund’s investment advisor.

On December 5-6, 2011, the Board and the Independent Trustees unanimously approved the re-appointment of Forum Asset Management, LLC (“Forum, and together with the New Sub-advisors, the “Sub-advisors”) as a sub-advisor to the Fund.  Forum has served as a sub-advisor to the Fund since the Fund’s inception on May 16, 2011.  In November 2011, Palmer Square informed management of the Trust that two of the three owners of Forum, Americo Da Corte and Jose Pedreira, were planning to sell their ownership interests in the firm to the third owner of the firm, Ray Bakhramov, as part of a succession plan for the firm, and that Mr. Bakhramov would become the sole owner of the firm.  The reorganization is expected to be effective on January 1, 2012.  Under the 1940 Act, this transaction will automatically terminate Forum’s existing sub-advisory agreement with the Fund.  Accordingly, upon Palmer Square’s recommendation, the Board approved a new sub-advisory agreement with Forum, to be effective on the date of the closing of the Forum transaction, with respect to the Fund.  The new sub-advisory agreement will have substantially the same terms as the current sub-advisory agreement between Palmer Square and Forum.

No Trustees or officers of the Trust are officers, employees, directors, managers or members of a Sub-advisor.  In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, a material interest in a Sub-advisor, any of the Sub-advisors’ parents or subsidiaries, or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which a Sub-advisor, any of its parents or subsidiaries, or any subsidiaries of a parent of any such entities, was or is to be a party.

Consideration of the Board of Trustees Regarding New Sub-advisors

At its September 2011 meeting, in connection with its review of the proposed sub-advisory agreements with the New Sub-advisors, the Board considered a variety of matters with respect to each New Sub-advisor, including information about the background, education and experience of its portfolio management and operational personnel; its capitalization and overall financial strength and stability; its risk management processes and compliance policies and procedures; its resources and related efforts to retain, attract and motivate capable personnel to serve the Fund; and the overall general quality and depth of its organization.  The Board also reviewed information regarding the entities’ investment philosophies and processes as well as their brokerage, trading and soft dollar practices.

Coe Capital Management, LLC

The Board reviewed information regarding the historical performance of a limited partnership managed by Coe using the same strategy it would use in managing its portion of the Fund, noting that the returns of the limited partnership (which commenced November 1, 1999) were higher than those of the HFRX Equity Hedge Index and HFRX Global Hedge Fund Index and below those of the MSCI World Index and S&P 500 Index, for the one-year period ended July 31, 2011, and higher than all of those measures for the five-year, ten-year and since-inception periods ended on that date.

The Board observed that the sub-advisory fees proposed to be charged by Coe would not be higher than the asset-based fees paid to Coe by its private fund clients with similar objectives and policies to those of the Fund.  Palmer Square also confirmed that although Coe serves as sub-adviser to two other mutual, Coe does not use the same strategies in managing those funds that it would use in managing its portion of the Fund.  The Board also considered information relating to Coe’s estimated profits with respect to the Fund.

Mesirow Financial Investment Management, Inc.

The Board reviewed information regarding the historical performance of Mesirow’s global markets currency alpha program, noting that the annualized returns of Mesirow’s program (which commenced January 1, 2000) were significantly lower than those of the HFRX Currency Index, MSCI World Index and S&P 500 Index for the one-year period ended July 31, 2011, but were significantly higher than all of those measures for the five-year, ten-year and since-inception periods ended on that date.

The Board noted that the sub-advisory fees proposed to be charged by Mesirow would not be  higher than the asset-based fees Mesirow charges other clients with similar objectives and policies to the Fund.  The Board also considered information relating to Mesirow’s estimated costs and profits with respect to the Fund.

Fountain Capital Management, L.L.C.

The Board reviewed information regarding Fountain’s short-duration composite performance information from 2000 through 2010, noting that the annualized returns of the composite were higher than those of the Merrill Lynch CP BB 1-5 Year Index for four years, slightly below but very close to the Index returns for three years, and below the returns of the Index for four years.

The Board noted that the sub-advisory fees proposed to be charged by Fountain would not be higher than the fees it charges other client portfolios managed using the same strategies it would use managing its portion of the Fund.  The Board also considered information relating to Fountain’s estimated costs and profits with respect to the Fund.

Conclusions

Based on its review of the materials and a presentation by Palmer Square, the Board concluded that each of Coe, Mesirow and Fountain would provide its respective portion of the Fund with a reasonable potential for good investment results, and that the nature of the investments of Coe, Mesirow and Fountain would be acceptable.  The Board also concluded that each of Coe, Mesirow and Fountain would have the capabilities, resources and personnel necessary to manage its portion of the Fund.  In addition, the Board concluded that the compensation proposed to be paid to each of Coe, Mesirow and Fountain was fair and reasonable in light of the nature and quality of the services it would provide to the Fund.  Based on these and other considerations, the Board and the Independent Trustees approved the sub-advisory agreement with each of Coe, Mesirow and Fountain for an initial two-year term.

Consideration of the Board of Trustees Regarding Forum Asset Management, LLC

At its December 2011 meeting, in connection with its review of the proposed new sub-advisory agreement with Forum, the Board considered a variety of matters including information about Forum’s proposed change in ownership; the performance of its portion of the Fund; and a representation by Forum that other than the pending change in ownership and related changes in executive management, there were no material changes to the information the Board had reviewed in March 2011 in connection with its initial appointment of Forum as a sub-advisor to the Fund.

The Board discussed the performance of Forum’s portion of the Fund with a representative of Palmer Square present at the meeting, and noted Palmer Square’s characterization of Forum as the best performing sub-advisor of the Fund during the quarter ended October 31, 2011.  The Board also noted that there would be no change in Forum’s sub-advisory fee in connection with the Board’s re-appointment of Forum as a sub-advisor to the Fund.

Based on its review of the materials and a presentation by Palmer Square, the Board concluded that Forum would continue to provide its portion of the Fund with a reasonable potential for good investment results, and that Forum would have the capabilities, resources and personnel necessary to continue to manage its portion of the Fund.  The Board also concluded that the compensation proposed to be paid to Forum was fair and reasonable in light of the nature and quality of the services it would provide to the Fund.  Based on these and other considerations, the Board and the Independent Trustees approved the re-appointment of Forum and approved the proposed sub-advisory agreement with Forum for an initial two-year term.

The Sub-advisors

Coe Capital Management, LLC

Coe is located at 9 Parkway North, Suite 325, Deerfield, Illinois 60015, and is owned by Mark D. Coe (President) and Shari Coe (Member).  Coe provides investment advisory services to private investment funds, mutual funds, high-net worth individuals and family trusts, and as of November 30, 2011, managed $330 million in assets.

Coe’s portion of the Fund is managed by Mark D. Coe.  Mr. Coe is the founder and has been Chief Investment Officer of the firm since 1999.

The names and principal occupations of the principal executive officers and directors of Coe are listed below:

Name	Principal Occupation/Title
Mark D. Coe	President
Shari E. Coe	Member
Karen J. Scott	Chief Compliance Officer
Jonathan S. Yaffe	Chief Operating Officer

Each of the principal executive officers and directors of Coe is located at 9 Parkway North, Suite 325, Deerfield, Illinois 60015.

Mesirow Financial Investment Management, Inc.

Mesirow is located at 353 North Clark Street, Chicago, Illinois 60654, and is owned by Mesirow Financial Services, Inc., which in turn is owned by Mesirow Financial Holdings, Inc., a privately held company.  Mesirow provides investment advisory services to institutions, public sector entities, corporations, and high-net worth individuals, and as of September 30, 2011, managed $58.7 billion in assets.

Mesirow’s portion of the Fund is managed by Gary Klopfenstein, Fred Stambaugh and Michael Miranda, CFA.  Mr. Klopfenstein has been a Senior Managing Director of the firm since 2005. He also serves as Chief Investment Officer of the Mesirow Financial Currency Management division since 2005 and a member of the firm’s Executive Committee.  Mr. Stambaugh has been a Managing Director and Head of Portfolio Management of the firm since 2004.  Mr. Miranda has been a Senior Vice President and a Portfolio Manager of the firm since 2010. Prior to joining the firm, Mr. Miranda was Vice President and a Portfolio Manager at Calamos Investments from 2007 to 2009 and a Senior Portfolio Manager at Northern Trust from 2000 to 2007.

The names and principal occupations of the principal executive officers and directors of Mesirow are listed below:

Name	Principal Occupation/Title
Richard S. Price	Chairman, CEO, Director
Kristie P. Paskvan	CFO, Director
Jeffrey M. Levine	Chief Compliance Officer
Julie E. Vanderweele	Senior Managing Director
Gary C. Klopfenstein	Senior Managing Director
Steven P. Luetger	Senior Managing Director

Norman D. Schlismann	Senior Managing Director
John J. Mullin	Senior Managing Director
Leila B. Heckman	Senior Managing Director
Joshua K. Daitch	Senior Managing Director
Alasdair R. Cripps	Senior Managing Director
Michael E. Annin	Managing Director
Jeffrey L. Schvimer	Managing Director
Dennis B. Black	Managing Director

Each of the principal executive officers and directors of Mesirow is located at 353 North Clark Street, Chicago, Illinois 60654.

Fountain Capital Management, L.L.C.

Fountain is located at 11551 Ash Street, Leawood, Kansas 66211, and is owned by FCM Management, LLC and Atlantic Asset Management, LLC.  Fountain provides investment advisory services to private investment funds, and as of November 30, 2011, managed $1.03 billion in assets.

Fountain’s portion of the Fund is managed by Douglas E. Campbell, CFA, CPA, Gregory D. Murphy, CFA, CPA, Paul I. Carey, CFA, Erin Carney, CFA, and Adam Peltzer, CFA, CPA.  Mr. Campbell is a founding partner and has been Chief Executive Office of the firm since 1990.  Mr. Murphy is a partner and has been a Portfolio Manager of the firm since 1990.  Mr. Carey is a partner and has been a Portfolio Manager of the firm since 2002.  Ms. Carney is a partner and has been a Portfolio Manager of the firm since 2004.  Mr. Peltzer is a partner and has been a Portfolio Manager of the firm since 2006.

The names and principal occupations of the principal executive officers and directors of Fountain are listed below:

Name	Principal Occupation/Title
Douglas E. Campbell	Manager/ Chief Compliance Officer
Zachary A. Hamel	Manager
Kenneth P. Malvey	Manager
Erin E. Carney	Manager
Gregory D. Murphy	Manager
Paul I. Carey	Manager
Adam T. Peltzer	Manager

Each of the principal executive officers and directors of Fountain is located at 11551 Ash Street, Leawood, Kansas 66211.

Forum Asset Management, LLC

Forum is located at 733 Third Avenue, 24th Floor, New York, New York 10017, and upon the reorganization of Forum’s ownership interests, will be owned by Ray Bakhramov, Ph.D.  Forum provides investment advisory services to private investment funds, and as of December 1, 2011, managed $496 million in assets.

Forum’s portion of the Fund is managed by Dr. Bakhramov, who has been a principal and Portfolio Manager of the firm since 2001.

The names and principal occupations of the principal executive officers and directors of Forum, effective as of the reorganization of Forum’s ownership interests, are listed below:

Name	Principal Occupation/Title
Ray Bakhramov	Principal
Greg Rybalov	Principal
Swan Chang	COO/CFO
Lawrence Sage	Risk Manager
Werner Graser	CCO

Each of the principal executive officers and directors of Forum is located at 733 Third Avenue, 24th Floor, New York, New York 10017.

Terms of Sub-Advisory Agreements

Each sub-advisory agreement will remain in effect for an initial two-year period.  After the initial two-year period, each sub-advisory agreement will continue in effect from year to year only as long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting shares of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to the sub-advisory agreement or “interested persons” of Palmer Square, the Sub-advisor or the Trust.

Each sub-advisory agreement may be terminated at any time without the payment of any penalty by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting shares of the Fund, or by the Sub-advisor or Palmer Square, upon 60 days' written notice to the other party.  Additionally, each sub-advisory agreement automatically terminates in the event of its assignment (as defined in the 1940 Act) or the termination of the advisory agreement between the Trust and Palmer Square with respect to the Fund.

Each sub-advisory agreement provides that the Sub-advisor under such agreement shall not be liable for any error of judgment or for any loss suffered by the Trust in connection with the sub-advisory agreement, except for a loss resulting from a breach of fiduciary duty, or for a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or from reckless disregard by the Sub-advisor of its duties under the sub-advisory agreement.

All sub-advisory fees are paid by Palmer Square and not the Fund.  Because Palmer Square pays each Sub-advisor out of the fees received by Palmer Square from the Fund, there is no “duplication” of advisory fees paid.  There will be no increase in advisory fees to the Fund and its shareholders in connection with the appointment of Coe, Fountain and Mesirow as new sub-advisors, or the re-appointment of Forum as a sub-advisor, to the Fund.

General Information

The principal executive offices of the Trust are located at 803 West Michigan Street Milwaukee, WI 53233.  The Trust’s co-administrators are Mutual Fund Administration Corporation and UMB Fund Services, Inc. (“UMB”).  UMB also serves as the Trust’s transfer agent.  The Trust’s distributor is Grand Distribution Services, LLC (“Grand”).  UMB and Grand are located at 803 W. Michigan Street, Milwaukee, Wisconsin  53233.  The Fund’s custodian is JP Morgan Chase Bank, N.A., 14201 Dallas Parkway, Dallas, Texas 75254. Counsel to the Trust and the Independent Trustees is Bingham McCutchen LLP, 355 South Grand Avenue, Suite 4400, Los Angeles, California 90071.

The Trust will furnish, without charge, a copy of the most recent annual report and semi-annual report to shareholders of the Fund upon request. Requests for such reports should be directed to Palmer Square Absolute Return Fund, 803 West Michigan Street, Milwaukee, WI  53233-2301, or by calling 1-866-933-9033.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5%
of the Palmer Square Absolute Return Fund

Shareholder	Class	Percentage of Total Outstanding Shares of Class as of________, 2011

As of ____________, 2011, the Trustees and officers of the Trust owned of record, in aggregate, less than 1% of the outstanding shares of the Palmer Square Absolute Return Fund.